AMENDMENT NO. 2 AND CONSENT

This AMENDMENT NO. 2 AND CONSENT (this “Amendment and Consent”) is dated as of February [10], 2026, by and among HUDSON BAY PH XVI LTD., in its capacity as collateral agent under the Existing Purchase Agreement (as defined below) (in such capacity, the “Collateral Agent”), HUDSON BAY PH XVI LTD., in its capacity as the holder of the majority in aggregate outstanding principal amount of Secured Convertible Debentures (as defined below) under the Existing Purchase Agreement (in such capacity, the “Required Holders”), SEQUANS COMMUNICATIONS S.A., a société anonyme incorporated in the French Republic (the “Company”), and, solely as a courtesy and without being required parties hereto, the buyers (other than the Required Holders) of the Secured Convertible Debentures (as defined below) under the Existing Purchase Agreement who elect to execute this Amendment and Consent (each, individually, a “Buyer” and collectively, the “Buyers”).

RECITALS:

A. WHEREAS, the Company, the Collateral Agent, the Required Holders, and the Buyers are parties to that certain Secured Convertible Debenture Purchase Agreement, dated as of June 22, 2025 (as amended by Amendment No. 1 (as defined below) and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Purchase Agreement”), pursuant to which the Required Holders and the Buyers purchased from the Company secured convertible debentures (collectively, the “Debentures”) in the original aggregate principal amount of $189,000,000, and certain related warrants;

B. WHEREAS, in connection with the Existing Purchase Agreement, the Company and certain of its affiliates granted to the Collateral Agent, for the benefit of the Required Holders and the Buyers, a lien and security interest in the Collateral (as defined in the Guaranty and Security Agreement, dated as of July 7, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “GSA”)), including Bitcoin (as defined in the Debentures) held in the Bitcoin Escrow Account (as defined in the Debentures), pursuant to the GSA;

C. WHEREAS, the Company, the Collateral Agent, and the Required Holders, inter alios, entered into that certain Amendment No. 1 and Consent to Secured Convertible Debenture Purchase Agreement, dated as of October 27, 2025 (the “Amendment No. 1”), pursuant to which the Required Holders consented to the Bitcoin Releases (as defined therein) and to the Proposed Repurchases (as defined therein), and to amend the Existing Purchase Agreement and each of the Debentures as set forth therein, on the terms and subject to the conditions set forth therein;

D. WHEREAS, the Company desires to repurchase in two or more tranches, in accordance with this Amendment and Consent, the remainder of the outstanding aggregate principal amount of the Debentures as of the date hereof at a cash price equal to one hundred percent (100%) of the principal amount of the Debentures being repurchased, together with all accrued and unpaid interest on the principal amount being repurchased through, and including, the Proposed Repurchase Settlement Date;

E. WHEREAS, to facilitate the Proposed Repurchases (as defined below), the Company has requested that the Collateral Agent effect, and the Collateral Agent has agreed to effect, each applicable Bitcoin Release (as defined below) to fund, on or before June 1, 2026, the applicable Proposed Repurchase (as defined below) at the applicable Repurchase Price (as defined below), allocated pro rata among the Debentures based on the outstanding principal amount thereof as of the date of the such Proposed Repurchase, together with all applicable accrued and unpaid interest on the principal amount being repurchased through, and including, the applicable Proposed Repurchase Settlement Date, such that, as of June 1, 2026, no Bitcoin shall remain in the Bitcoin Escrow Account and all Bitcoin in the

Bitcoin Escrow Account as of the date hereof shall have been released pursuant to the Bitcoin Releases and liquidated to effect the Proposed Repurchases;

F. WHEREAS, pursuant to Section 10(f) of the Existing Purchase Agreement and Section 13 of the Debentures, the Company and the Required Holders may amend the Existing Purchase Agreement and the Debentures by written agreement, and such amendment, once executed by the Required Holders, shall be effective as to all Debentures on a uniform basis;

G. WHEREAS, the Collateral Agent and the Required Holders are willing to consent to the Bitcoin Releases and to the Proposed Repurchases, and to amend the Existing Purchase Agreement and each of the Debentures as set forth herein, on the terms and subject to the conditions set forth in this Amendment and Consent; and

H. WHEREAS, the Buyers (other than the Required Holders) may elect to execute this Amendment and Consent; provided, however, that the signatures of such Buyers are not required for the effectiveness of this Amendment and Consent, and the obligations and consents herein shall be binding upon all holders of the Debentures upon execution of this Amendment and Consent by the Company, the Collateral Agent, and the Required Holders.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, the Debentures, and/or the GSA, as applicable.

SECTION 2.    Amendment to Existing Purchase Agreement. Effective as of the date hereof:

a)Consent and Release Mechanics.

i.Notwithstanding anything to the contrary in the Existing Purchase Agreement or any other Transaction Document and subject to Section 2(a)(ii) below, provided that no Event of Default or Default has occurred and is continuing, as soon as reasonably practicable following any request from the Company at any time and from time to time until June 1, 2026, the Collateral Agent shall instruct the applicable custodians and counterparties to promptly release to the Company (or its designee) the number of Bitcoin specified by the Company up to the Aggregate Bitcoin Cap (as defined below) from the Bitcoin Escrow Account (each such release, individually, a “Bitcoin Release” and collectively, the “Bitcoin Releases”), which shall be liquidated to fund the repurchase, within ten (10) days of such Bitcoin Release, of either all (if the Company receives sufficient funds from the liquidation of such Bitcoin) or a portion of (if the Company does not receive sufficient funds from the liquidation of such Bitcoin) of the outstanding aggregate principal amount of the Debentures (each such repurchase, individually, a “Proposed Repurchase” and collectively, the “Proposed Repurchases”) at a cash price equal to one hundred percent (100%) of the principal amount of the Debentures being repurchased (each such price, individually, a “Repurchase Price” and collectively, the “Repurchase Prices”) allocated pro rata among the Debentures based on the outstanding principal amount thereof as of the date of the applicable Proposed Repurchase, together with all applicable accrued and unpaid interest on the principal amount being repurchased through, and including, the applicable Proposed Repurchase Settlement Date. For the avoidance of doubt, for so long as any Outstanding Amount (as defined below) remains outstanding, the proceeds from the liquidation of the Bitcoin in connection with each Bitcoin Release shall be solely used to fund the related Proposed Repurchase.

ii.For so long as any Outstanding Amount (as defined below) remains outstanding, the Company shall not be permitted to request, and the Collateral Agent shall not be required to effect, any Bitcoin Release to the extent that, after giving effect to such Bitcoin Release, the Outstanding Released Bitcoin (as defined below) shall exceed eight hundred and nine (809) Bitcoin (the “Aggregate Bitcoin Cap”). For the purposes hereof, “Outstanding Released Bitcoin” means the number of Bitcoin that have been released pursuant to one or more Bitcoin Releases for which the proceeds of the liquidation thereof have not been received by the Buyers in connection with any applicable Proposed Repurchase.

iii.For the avoidance of doubt, the Collateral Agent shall reduce the remaining Collateral amount accordingly following each Bitcoin Release; provided that, once the Company has repurchased all of the outstanding aggregate principal amount of the Debentures, the Collateral amount of the Debentures shall be reduced to zero.

iv.For the avoidance of doubt, to the extent that any principal amount under the Debentures or any interest due and owing thereon remains outstanding (such amount at any given time, the “Outstanding Amount”) following the release of all Bitcoin in the Bitcoin Escrow Account, such Outstanding Amount shall be not be subject to repurchase by the Company at the option of any Buyer under the Debentures until January 7, 2027 at the earliest, pursuant to the terms and conditions of Section 2(b) of the Debentures, other than as set forth in this Amendment and Consent.

v.To the extent no Outstanding Amount remains outstanding following the consummation of any Proposed Repurchase, any remaining Bitcoin theretofore released shall be retained by the Company (or its designee) free and clear of any lien of the Collateral Agent.

vi.The Company shall have effected any number of Proposed Repurchases such that, as of June 1, 2026, (i) no Bitcoin shall remain in the Bitcoin Escrow Account and all Bitcoin in the Bitcoin Escrow Account as of the date hereof shall have been released pursuant to the Bitcoin Releases and liquidated to effect the Proposed Repurchases or (ii) no Outstanding Amount shall remain outstanding under the Debentures.

b)Conforming Amendments. The Existing Purchase Agreement is hereby amended to the extent necessary to give full force and effect to the consents and amendments set forth in this Amendment and Consent, including to permit the Bitcoin Releases and the Proposed Repurchases and solely to the extent required to effectuate the transactions specified in this Amendment and Consent, to eliminate any prohibition, restriction or condition that would otherwise conflict with or impede the transactions contemplated hereby.

c)Courtesy Execution by Buyers. References in the Existing Purchase Agreement to amendments, consents or waivers requiring signatures of “the Buyers” shall, in respect of this Amendment and

Consent, be deemed satisfied by the execution of this Amendment and Consent by the Required Holders (and, to the extent applicable, the Collateral Agent and the Company). Any signatures of the Buyers (other than the Required Holders) appearing on this Amendment and Consent are provided as a matter of courtesy only and are not required for effectiveness of this Amendment and Consent.

SECTION 3.    Amendment to Debentures. Effective as of the date hereof, pursuant to Section 13 of each Debenture and Section 10(f) of the Existing Purchase Agreement, each Debenture is hereby amended as follows (and such amendments shall apply to and be binding upon all Debentures on a uniform basis):

a)Proposed Repurchases Permitted. The Debentures are hereby amended to expressly permit, and the Required Holders have consented to, the Proposed Repurchases, pursuant to and in accordance with this Amendment and Consent, including the payment of the Repurchase Prices and the Interest Amounts (as defined below).

b)Repurchase Price; Accrued Interest. The cash consideration for each Proposed Repurchase shall be an amount equal to the applicable Repurchase Price, allocated pro rata among the Debentures based on the outstanding principal amount thereof as of the date of the applicable Proposed Repurchase. In connection with each repurchase made hereunder, the Company shall also pay, in cash, all applicable accrued and unpaid interest on the portion of principal being repurchased through, and including, the applicable Proposed Repurchase Settlement Date (each such interest amount, individually, an “Interest Amount” and collectively, the “Interest Amounts”).

c)No Default; No Premium Limitation. The payment of the applicable Repurchase Price and the applicable Interest Amount in connection with any Proposed Repurchase shall not constitute, precipitate, require or result in any Default, Event of Default, prepayment premium, make-whole or other similar charge under any Debenture or any other Transaction Document and shall not trigger, require or result in any other payment, adjustment, consent, notice, offer, redemption, election, or right (including any most favored nation, anti-dilution, or similar protection), other than as expressly set forth in this Amendment and Consent.

d)Uniformity. The amendments set forth in this Section 3 shall be deemed incorporated into each Debenture as if fully set forth therein and shall be effective for all Debentures concurrently and uniformly.

e)Mechanics; Settlement.

i.The Proposed Repurchases shall be effected on one (1) or more Business Days designated by the Company by written notice to the Collateral Agent, with a copy to the Required Holders (any such date, a “Proposed Repurchase Settlement Date”); provided that each Proposed Repurchase must occur on or prior to the applicable Proposed Repurchases Deadline (as defined below).

ii.Upon receipt in full of the applicable Repurchase Price and the applicable Interest Amount allocable to the Debentures being repurchased, provided that no Outstanding Amount remains outstanding, each of the Buyers shall surrender its repurchased Debenture for cancellation against receipt of immediately available funds. For the avoidance of doubt, no Bitcoin released pursuant to the Proposed Repurchases shall be subject to the Loan-to-Collateral Ratio in any way.

f)Termination; Release of Security Interest; Further Assurances. Upon consummation in full of the Proposed Repurchases and provided that no Outstanding Amount remains outstanding after giving effect to such Proposed Repurchases:

i.All of the Debentures shall be automatically terminated, and each of the Buyers shall immediately surrender its repurchased Debenture to the Company for cancellation;

ii.Each of the Purchase Agreement, the GSA, and the other Transaction Documents shall be automatically terminated, and all of the Obligations (as defined in the Debentures), Debenture Obligations (as defined in the GSA), and Secured Obligations (as defined in the GSA) shall be automatically and irrevocably satisfied and paid and discharged in full (other than unsecured obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents), in each case other than any provisions that are expressly specified in the Purchase Agreement, the GSA, and the other Transaction Documents, as applicable, to survive that respective agreement’s termination or the repayment of all amounts payable thereunder;

iii.All liens, charges, pledges, mortgages, debentures, deeds of trust, encumbrances, and security interests of any kind securing any obligations under the Debentures, the Purchase Agreement, the GSA, and the other Transaction Documents and all guarantees (including the Guaranty as defined in the GSA) shall automatically terminate and be deemed discharged in their entirety;

iv.The Collateral Agent on behalf of the Secured Parties (as defined in the Purchase Agreement) shall authorize the Company and the Company’s affiliate, Bitquans Holdings LLC (the “Pledgor”), or any designees acting on behalf of the Company and the Pledgor, to draft, prepare, execute, deliver, and/or file, as applicable, Uniform Commercial Code termination statements which shall terminate the Collateral Agent’s original file-stamped Uniform Commercial Code financing statements filed against (A) the Company in the D.C. Recorder of Deeds and (B) the Pledgor, in the Delaware Secretary of State; and

v.The Collateral Agent shall (A) draft, prepare, execute, deliver, and/or file, as applicable, (i) notices of termination with respect to each of (a) that certain Deposit Account Control Agreement, dated as of July 7, 2025, by and among the Collateral Agent, the Pledgor, and First National Bank of Omaha, and (b) that certain Coinbase Prime Account Control Agreement, dated as July 7, 2025, by and among the Collateral Agent, the Pledgor, Coinbase Custody Trust Company, LLC, and Coinbase Inc. (the “Coinbase Account Control Agreement”) and (B) (i) draft, prepare, execute, deliver, and/or file, as applicable, such other release documents, certificates, agreements, termination statements, discharges, notices, satisfactions, deeds, and other instruments and (ii) perform such other actions, in each case as may be reasonably requested by the Company, the Pledgor, and the other Grantors (as defined in the GSA) to evidence the termination and release of any liens, charges, pledges, mortgages, debentures, deeds of trust, encumbrances, and security interests of any kind securing any obligations under the Debentures, the Purchase Agreement, the GSA, and the other Transaction Documents.

SECTION 4.    Consent and Direction to Collateral Agent. Subject to the terms hereof, the Collateral Agent and the Required Holders hereby consent to the Bitcoin Releases and the Proposed Repurchases and direct the Collateral Agent to take all actions reasonably necessary or appropriate to effect the Bitcoin Releases pursuant to the terms hereof, including promptly issuing all instructions and entitlement orders required under the Coinbase Account Control Agreement, and any other control agreement or custodial arrangement.

SECTION 5.    Disclosure of Material Non-Public Information. Within five (5) days after this Amendment and Consent is executed, the Company shall either issue a press release or file a report on Form 6-K disclosing all the material terms of the transactions contemplated by this Amendment and Consent (the “Public Disclosure Document”). From and after the issuance or filing of the Public Disclosure Document, the Company shall have disclosed all material, non-public information (if any) provided to the Buyers by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents and neither the Buyers nor any of their respective officers, directors, employees or agents shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

SECTION 6.    Fee Reimbursement. On the date of the completion of the Proposed Repurchases, the Company shall pay all reasonable and documented out-of-pocket expenses and costs of the Buyers (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for the Buyers) in connection with the preparation, negotiation, execution and approval of this Amendment and Consent and the transactions contemplated hereby (such expenses and costs, the “Reimbursed Expenses1”); provided that, the total amount of such Reimbursed Expenses shall not exceed $10,000.

SECTION 7.    Conditions to Effectiveness. This Amendment and Consent shall be effective upon execution and delivery by the Company, the Required Holders and the Collateral Agent. The signatures of any Buyers (other than the Required Holders) on this Amendment and Consent are not a condition to effectiveness and are included solely as a matter of courtesy and good order.

SECTION 8.     Representations and Warranties. Each party hereto represents and warrants to the others that: (a) it has duly authorized, executed and delivered this Amendment and Consent; (b) this Amendment and Consent constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) no governmental or third-party consent, approval or authorization not already obtained is required for its execution, delivery and performance of this Amendment and Consent.

1 Note to LW/HB: The Company does not want the repayment of expenses to be linked with the Bitcoin Releases; as in Amendment No. 1, this section should be sufficient to reflect the Company’s obligation to pay such expenses (which it expects to be minimal) of its own cash at the specified time.

SECTION 9.    Transaction Document; No Other Amendments.

(a)    Transaction Document. This Amendment and Consent constitutes a “Transaction Document” under the Existing Purchase Agreement and the other Transaction Documents and the failure to complete the Proposed Repurchases on or before the Proposed Repurchases Deadline and/or any other material breach of the terms hereof (including, for the avoidance of doubt, the use of proceeds from the liquidation of the Bitcoin in connection with the Bitcoin Releases) shall constitute an immediate Event of Default under the Debentures. The “Proposed Repurchases Deadline” as referred to herein shall be, for any Proposed Repurchase, the earlier to occur of (i) ten (10) days following the related Bitcoin Release and (ii) June 1, 2026.

(b)    Limited Effect. Except as expressly set forth herein and subject to Section 3(f) hereof, all terms and provisions of the Existing Purchase Agreement, the Debentures, the GSA and the other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

(c)    References. On and after the effectiveness of this Amendment and Consent, references in the Existing Purchase Agreement and the other Transaction Documents to the “Purchase Agreement” shall be deemed to be references to the Existing Purchase Agreement, as amended by this Amendment and Consent, and references in the Existing Purchase Agreement and the other Transaction Documents to the “Secured Convertible Debentures” shall be deemed to refer to the Debentures as amended hereby.

SECTION 10.     Miscellaneous.

(a)    Further Assurances. The parties shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to give effect to the terms and intent of this Amendment and Consent, including any payoff letters, surrender instructions and custodial directions reasonably requested to settle the Proposed Repurchases.

(b)    Incorporation by Reference. Sections 10(a), 10(b), 10(c), 10(d), 10(e), 10(g), 10(h), and 10(i) of the Existing Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

(c)     Notices. Notices related to this Amendment and Consent shall be given in the manner provided in Section 10(g) of the Existing Purchase Agreement and in the corresponding notice sections of the Debentures and the GSA.

(d)    Counterparts; Electronic Signatures. This Amendment and Consent may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission (including .pdf and DocuSign) shall be deemed original signatures for all purposes.

(e)    Direction to Collateral Agent. The Required Holders hereby direct the Collateral Agent to execute and deliver any and all documents and to take all actions reasonably necessary or advisable to give effect to this Amendment and Consent and the transactions contemplated hereby, in accordance with the Transaction Documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Consent to be duly executed and delivered as of the date first written above.

HUDSON BAY PH XVI LTD.,
as the Collateral Agent

By: _________________________________
Name:
Title:

HUDSON BAY PH XVI LTD.,
as the Required Holders

By: _________________________________
Name:
Title:

SEQUANS COMMUNICATIONS S.A.,
as the Company

By: _________________________________
Name:
Title:

The following signature blocks are included solely as a matter of courtesy and are not required for effectiveness.

[ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGTED MASTER PORTFOLIO B,
as a Buyer

By: _________________________________
Name:
Title:]

[MOORE GLOBAL INVESTMENTS, LLC,
as a Buyer

By: _________________________________
Name:
Title:]

[AFOB FIP MS, LLC,
as a Buyer

By: _________________________________
Name:
Title:]

[MMCAP INTERNATIONAL INC. SPC,
as a Buyer

By: _________________________________
Name:
Title:]